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                                   EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-96283) pertaining to The Cato Corporation 1999 Incentive Compensation Plan, in the Registration Statement (Form S-8 No.33-41314) pertaining to The Cato Corporation 1987 Incentive Stock Option Plan, in the Registration Statement (Form S-8 No. 33-41315) pertaining to The Cato Corporation 1987 Nonqualified Stock Option Plan, and in the Registration Statements (Form S-8 Nos. 33-69844 and 333-96285) pertaining to The Cato Corporation 1993 Employee Stock Purchase Plan, of our report dated March 16, 2001, with respect to the consolidated financial statements and financial statement schedule of The Cato Corporation included in and incorporated by reference in the Annual Report on Form 10-K for the year ended February 3, 2001.



Charlotte, North Carolina
April 25, 2001